Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARDEA BIOSCIENCES, INC.

ARTICLE I

NAME

The name of the Corporation is Ardea Biosciences, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, 19801. The registered agent of the Corporation at such address is the Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is Forty-two million three hundred thirty five thousand (42,335,000) shares, which shall be shares of common stock with the par value of one-tenth of one cent ($0.001) each.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal, modification or amendment of the provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal, modification or amendment.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all of the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.